Exhibit 13(a)(4)

Change in Registrant’s Independent Public Accounting Firm

Effective, May 1, 2023, the Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of LVIP JPMorgan Core Bond Fund, LVIP JPMorgan Mid Cap Value Fund, LVIP JPMorgan Small Cap Core Fund, and LVIP JPMorgan U.S. Equity Fund (the “Funds”), each a series of the Trust, dismissed PricewaterhouseCoopers LLP (“PwC”) as the Funds’ independent registered public accounting firm for the fiscal year ended December 31, 2023. The dismissal of PwC is the result of, and effective as of the completion of, the acquisition by each Fund of a corresponding series of the JPMorgan Insurance Trust, in each of which transactions the JPMorgan Insurance Trust series is the accounting survivor.

PwC’s report on each of the Fund’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2022 and December 31, 2021 and the subsequent interim period through May 1, 2023, (1) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for such years, and (2) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust provided PwC with a copy of the disclosure contained in this N-CSR prior to filing and requested that PwC furnish the Trust with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. PwC agrees with the above statements. A copy of PwC’s letter is filed as Exhibit 13(a)(4) to this N-CSR.

The Audit Committee of the Trust’s Board of Trustees participated in and approved the decision to engage Tait, Weller and Baker LLP (“TW”) as the independent registered public accounting firm for the fiscal year ended December 31, 2023. The selection of TW does not reflect any disagreements with or dissatisfaction by either Trust or the relevant Board with the performance of the Funds’ prior independent registered public accounting firm, PwC. During the fiscal years ended December 31, 2022 and December 31, 2021 and the subsequent interim period through May 1, 2023, neither the Funds, nor anyone on their behalf, consulted with TW on items that: (1) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (2) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304). It is anticipated that TW will provide the same level of service to the Funds as was provided by PwC.

Exhibit 13(a)(4)

September 1, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Lincoln Variable Insurance Products Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304(a) as part of Form N-CSRS of Lincoln Variable Insurance Products Trust dated June 30, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers LLP

New York, New York